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                                 EXHIBIT 10.10

                         AMERICAN COMMERCIAL LINES, INC.

                                 SEVERANCE PLAN



1.       PURPOSE OF PLAN

         The American Commercial Lines, Inc. Severance Pay Plan ("Plan") is provided for certain employees of American Commercial Lines, Inc. and its subsidiaries ("ACL"). The plan provides severance benefits to those employees under the specific circumstances described in the Plan. The adoption and continuation of the Plan is voluntary on the part of ACL and is not intended to nor shall it be construed as creating a contract of employment between ACL or its successors and its employees nor shall it be construed as a condition of employment. The Plan supersedes any and all other severance arrangements, whether communicated orally or in writing with respect to Eligible Employees.

         The Plan is intended to be a "welfare plan," but not a "pension plan," as defined in ERISA Sections 3(1) and 3(2), respectively. The Plan must be interpreted and administered in a manner that is consistent with that intent.

2.       EFFECTIVE DATE AND TERM OF PLAN

         The Plan shall be effective upon (and not effective until) the earlier of: (i) execution by ACL or CSX Corporation of an agreement for the disposition of substantially all, or an interest in substantially all of the stock or assets of ACL or (ii) receipt by the President of American Commercial Lines, Inc. of written notice from CSX Corporation that the Plan shall become effective. Any Eligible Employee whose employment is Involuntarily Terminated or Terminated with Good Reason more than two years after the Effective Date shall not be eligible for a benefit under this Plan.

3.       GENERAL DEFINITIONS

         As used in the Plan, the following words and phrases shall have the following meanings, respectively, unless the context otherwise requires:

         a. "Affiliated Company" means any corporation which is a member of a controlled group of corporations, as determined under SEC 1563(a) of the Internal Revenue Code without regard to SEC 1563(a)(4) and SEC 1563(e)(3)(c), which also includes American Commercial Lines, Inc.


         b. "Administrator" means American Commercial Lines, Inc. through the Vice President - Human Resources.

         c. "Administrative Committee" means the CSX Administrative Committee. The Administrative Committee is appointed by the chief executive officer of CSX Corporation.

         d. "Base Salary" means the Eligible Employee's annual base salary in effect on the Effective Date.

         e. "Bonus" means the highest annual cash bonus awarded to the Eligible Employee by ACL or an Affiliated Company during the three year period which ends in the year of the Effective Date. The amount of cash bonus awarded shall be determined prior to any cash bonus deferrals.

         f. "Cause" means the willful engaging by the Eligible Employee in illegal conduct or gross misconduct which is demonstrably injurious to the Company. For purposes of this Plan, no act or failure to act shall be considered "willful" unless it is done, or omitted to be done, by the Eligible Employee in bad faith or without reasonable belief that the Eligible Employee's action or omission was in the best interests of the Company.

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         g. "Company" means American Commercial Lines, Inc. and/or its subsidiaries and any successors thereto.

         h. "Eligible Employee" means an employee of ACL who is designated by the President of American Commercial Lines, Inc. to participate in the Plan.

         i. "ERISA" means the Employee Retirement Income Security Act of 1974 and any amendments thereto.

         j. "Involuntary Termination" means the termination of the Eligible Employee's employment with the Company which his initiated by the Company and that is not for Cause.

         k. "Release" means a broad, general release executed by an Eligible Employee which absolutely extinguishes any past or present claims he may have against the Company including any claims arising out of the Eligible employee's employment and separation from Employment.

         l. "Separation Pay" means the benefit calculated in accordance with the provisions of Section 5 of the Plan.

         m. "Termination with Good Reason" means, unless and to the extent otherwise waived in writing by the Eligible Employee, the termination of the Eligible Employee's employment with the Company which is initiated by the Eligible Employee and that occurs within 90 days of any of the following events (excluding for this purpose, isolated, insubstantial and inadvertent actions not taken in bad faith which are remedied by the Company promptly after receipt of notice thereof given by Eligible Employee):

                  (i) a decrease in the Eligible Employee's aggregate Base Salary and Incentive opportunity or a significant opportunity or a significant reduction in the amount of additional benefits or perquisites provided to the Eligible Employee as of the Effective Date;

                  (ii) any action by the Company which decreases the Eligible Employee's authority, duties or responsibilities as determined on the Effective Date; or

                  (iii) the assignment of duties to the Eligible Employees that are inconsistent with the duties and responsibilities of the Eligible Employee on the Effective Date.


4.       PARTICIPATION

         To participate in the Plan, an individual must be an Eligible Employee. To receive a severance benefit, an Eligible Employee must satisfy the requirements of Section 5 of this Plan.

5.       PLAN BENEFITS

         a. Separation Pay: Eligible Employees who qualify for Separation Pay because of an involuntary Termination or a Termination with Good Cause Reason and who execute a Release, in accordance with Section 5.f., shall be entitled to Separation Pay equal to [one] [two] years of Base Salary and Bonus.

         b. Payment Option: Each eligible Employee will have two options for receiving Separation Pay:

                  (1) equal monthly payments for one year determined by dividing the amount of Separation Pay by 12; or (2) a single sum payment equal to the amount of the Separation Pay. This election must be stated in the Release and it may not subsequently be changed other than in accordance with the provision of Sections 5.d. and 5.3. below. All applicable federal, state, local and foreign taxes will be withheld from Separation Pay to the extent required by law.

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         c. Other Benefits: Eligible Employees who elect to receive Separation
         Pay in monthly payments shall also be entitled to continue participating in the medical, dental and life insurance plans which are in effect for active employees during the period of the monthly payments. Eligible Employees will be required to make the same contributions to these plans as active employees and the Company reserves the right to amend or terminate any of these plans during the period any Eligible Employee is participating therein. Eligible Employees who elect to receive Separation Pay in one lump-sum payment, will not be eligible for continued medical, dental and life insurance benefits.


         d. Re-employment: An Eligible Employee who is receiving monthly payments and beings any other full-time employment which provides benefits comparable to those referenced in Section 5.c. will receive the balance of the monthly payments in a lump-sum. Benefit entitlements as described in section 5.c. will cease as of the date of re-employment. It is the Eligible Employee's responsibility to notify the Company of such re-employment. If such notice is not furnished in a timely manner, the Company reserves the right to recover from the Eligible Employee any amounts associated with providing benefit coverages after the date of re-employment.

         e. Payment on death: If an Eligible Employee dies before receiving all amounts due under the Plan, any Separation Pay due and owing will be paid in a lump-sum to his or her estate or designated beneficiary.

         f. Release of Claims: An Eligible Employee who otherwise qualifies for Separation Pay will be provided with a Release which must be executed as a condition of receiving any benefit under this Plan. Each Eligible Employee will be granted an appropriate period of time to consider the actual Release document and to determine if he wishes to execute it. No payment(s) will be made or other benefits provided under the Plan unless the Eligible Employee executes the Release.

         g. Subsequent Re-Employment with any CSX Affiliated Company: An Eligible Employee who accepts Separation Pay under the Plan and who, within five (5) years of his or her terminated date, applies for and/or accepts employment with CSX Corporation or an Affiliated Company shall have an obligation promptly to repay all of the Separation Pay to the Company, net of the taxes that were paid when the Eligible Employee received the Separation Pay. In administering this provision, the Company may offer to establish a reasonable repayment schedule which will take into consideration the amount of repayment required. If an Eligible Employee elects monthly payments and accepts re-employment while payments are still owing, the payments otherwise owing for the balance of the period and after the re-employment date but as yet not paid will be paid or payable and the Eligible Employee will be obligated to repay the monthly payments already received.

6.       SUCCESSORS

         This Plan shall be binding on the Company and its successors and assigns. The Company, its successors and assigns shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) and any other purchaser or transferee of any assets of the Company expressly to assume this Plan if such purchaser employs the Eligible Employee in connection with such purchase.

7.       AMENDMENT AND TERMINATION

         Prior to the Effective Date, ACL may amend, modify or terminate the Plan for any reason or no reason. On and after the Effective Date, the Plan may not be amended, modified, or terminated in any way that adversely affects the Eligible Employees right to a benefit under the Plan or the circumstances of eligibility therefore without the written consent of the Eligible Employee.


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8.       CLAIMS PROCEDURE


         a. Filing a Claim: Any individual believing himself to be entitled to a benefit under this Plan shall be entitled to a benefit under this Plan shall be entitled to file a written claim for benefits with the Administrator setting forth the benefits to which he feels entitled and the reasons therefor. Within ninety (90) days after receipt of such claim for benefits, the Administrator shall determine the claimant's right to the benefits claimed. However, if special circumstances require any extension of the period of time for the Administrator to make its determination, the ninety (90) day period can be extended for any additional ninety (90) days by the Administrator's giving the claimant written notice of the extension and the reason that the extension is necessary.


         If the claim is denied in whole or in part, the claimant will be provided with a written notice of the denial, setting forth, in a manner calculated to be understood by the claimant:

         -   the specific reason or reasons for the denial;
         - specific references to pertinent Plan provisions on which the denial is based;
         - a description of any additional material or information necessary for him to perfect the claim and an explanation of why the material or information is necessary; and
         -   an explanation of the Plan's claim appeal procedure.

         If the Administrator fails to respond to the claim in a timely manner, the claimant may treat the claim as having been denied by the Administrator.


         b. Review Procedure: If a claimant does not agree with the Administrator's decision, he may request that the Administrative Committee review the Administrator's decision by filing a written request for a review within sixty (60) days after receiving notice that the claim has been denied. The claimant can also present written statements which explain why he believes that he is entitled to the benefit claimed. The claimant can review all pertinent Plan documents. The Administrative Committee may request the claimant to provide additional information to assist the Administrative Committee in reviewing the claim. Any claims which are not pursued through the appeals stage of the procedure shall be irrevocably waived.

         Generally, the Administrative Committee will review the Administrator's decision within sixty (60) days after receiving a request for review. However, if special circumstances require a delay, the review may take up to one hundred twenty (120) days. (If a decision cannot be made within the sixty (60) days period, the claimant will be so notified in writing.) The Administrative Committee will give the claimant written notice of its decision and will explain the reasons for the decision by making specified reference to the Plan provisions on which the decision was based.

9.       PLAN ADMINISTRATION

         a. Duties of the Administrator: The Administrator shall be responsible for the general administration and management of the Plan. The administrator shall have all powers and duties necessary to fulfill its responsibilities including, but not limited to, the following powers and duties:


         - To construe and interpret the Plan as it, in its sole discretion, determines to be appropriate; and
         - To determine all questions relating to the eligibility of persons to participate or receive benefits as it, in its sole discretion, deems to be appropriate.

         b. Effect of Fiduciary Action: The Plan shall be interpreted by the Administrator and the Administrative Committee in accordance with the terms of the Plan and their intended meaning. The Administrator and the Administrative Committee shall, however, have the discretion to make any findings of fact required in the administration of the Plan and shall have the discretion to interpret or construe



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         ambiguous, unclear or implied (but omitted) terms in any fashion in which they, in their sole judgment, deem to be appropriate. The validity of any such findings of fact, interpretation, construction or decision shall not be given DE NOVO review if challenged in court, through arbitration or in any other forum, and shall be upheld unless clearly arbitrary or capricious.

         To the extent the Administrator or the Administrative Committee has been granted discretionary authority under the Plan, the Administrator's or Administrative Committee's prior exercise of such authority shall not obligate either of them to exercise authority in a like fashion thereafter.

         If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, the provision shall be considered ambiguous and shall be interpreted by the Administrator and the Administrative Committee in a fashion consistent with its intent. All actions taken and all determinations made in good faith by the Administrative Committee shall be final and binding upon all persons claiming any interest in or under the Plan.

10.      GENERAL INFORMATION

         a. Vice President - Human Resources: Information about this Plan may be obtained from American Commercial Lines, Inc., c/o Vice President - Human Resources, 1701 East Market Street, P.O. Box 610, Jeffersonville, Indiana 47131-0610.

         b. Plan Sponsor and Identification Number: American Commercial Lines, Inc., a Delaware corporation, is the Plan sponsor. The employer identification number of the Company is 53-1098232 and the Plan Number is 509.

         c. Agent for Service of Process: The Administrative Committee shall be the agent for service of process on the Plan. The address of the Administrative Committee is CSX Administrative Committee, c/o CSX Benefits Department, P.O. Box 44055, Jacksonville, Florida 32231.

         d. Governing Law: To the extent that ERISA or the terms of any other federal law do not preempt state law, this Plan shall be interpreted pursuant to the laws of the State of Indiana.

         e. Headings: The headings as to the contents of particular sections or paragraphs of this Plan are inserted for convenient or reference only and shall not be construed as part of this Plan, nor be considered in construing the terms hereof.

         f. Number and Gender: Unless the context clearly indicates to the contrary, reference in this document to the singular shall include a plural and the masculine shall include the feminine.


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